Exhibit 99.1
News Release

Investor Relations Contact:	Investor Relations Contact:
Steve Melman, V.P. of Investor Relations	Sonia Segovia, I.R. Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-6445	Tel: (408) 938-4691
Email: steve.melman@pdf.com	Email: sonia.segovia@pdf.com
Dr. Thomas Caulfield Joins PDFS
Board of Directors
     SAN JOSE, Calif.—September 18, 2006—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today announced the addition of Dr. Thomas Caulfield to its Board of Directors and the resignation of B.J. Cassin.
     Dr. Caulfield currently serves as Executive Vice President of Sales, Marketing & Customer Satisfaction for Novellus Systems Inc. Prior to joining Novellus in October 2005, Dr. Caulfield had been employed at IBM for 16 years, serving in several executive management positions. Most recently he served as Vice President of 300MM Semiconductor Operations and was responsible for IBM’s premiere semiconductor facility in East Fishkill, New York. Prior to joining IBM, Dr. Caulfield worked at Phillips Laboratory as a senior member of the research staff and began his working career at Columbia University. Dr. Caulfield received a B.S. in Physics from St. Lawrence University and a B.S., M.S., and a Ph.D in Materials Science/Metallurgy from Columbia University.
     “We are pleased to have Tom join our board at this time,” stated John K. Kibarian, PDF Solutions Chief Executive Officer and President. “His in-depth industry knowledge and experience are a great opportunity for PDF Solutions as it continues defining, and leading, the process-design integration market.”
     Mr. Cassin had served on the PDF Solutions Board of Director since November 1995. “We thank B.J. for his contribution to the growth of PDF Solutions over the last eleven years and wish him well in his future endeavors,” added Kibarian.
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About PDF Solutions:
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe, Japan and China. For more information, visit www.pdf.com.
PDF Solutions® is a registered trademark of PDF Solutions, Inc.
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